As filed with the Securities and Exchange Commission on February 4, 2015

Registration No. 333-101329

Registration No. 333-59402

Registration No. 333-50183

Registration No. 333-48679

Registration No. 333-42271

Registration No. 333-08769

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT NO. 333-101329

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT NO. 333-59402

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT NO. 333-50183

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT NO. 333-48679

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT NO. 333-42271

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT NO. 333-08769

UNDER
THE SECURITIES ACT OF 1933

ORBITAL SCIENCES CORPORATION

(Exact name of registrant as specified in charter)

Delaware	06-1209561
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

45101 Warp Drive Dulles, Virginia	20166
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (703) 406-5000

David W. Thompson

President and Chief Executive Officer

45101 Warp Drive

Dulles, Virginia 20166

(703) 406-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

John Beckman, Esq.

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Tel: (202) 637-5600

Fax: (202) 637-5910

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements of Orbital Sciences Corporation (the “Company”) on Form S-3 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-101329, registering 16,705,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company and 135,000 warrants to purchase share of Common Stock of the Company;

•                  Registration Statement No. 333-59402, registering 4,631,121 shares of Common Stock of the Company;

•                  Registration Statement No. 333-0183, registering 287,500 shares of Common Stock of the Company;

•                  Registration Statement No. 333-48679, registering 2,750,000 shares of Common Stock of the Company;

•                  Registration Statement No. 333-42271, registering up to $100,000,000 aggregate principal amount of the Company’s 5% Convertible Subordinated Notes due 2002 and shares of Common Stock of the Company issuable upon conversion thereof; and

•                  Registration Statement No. 333-08769, registering 3,887,304 shares of Common Stock of the Company.

The Company has terminated any and all offerings of its securities pursuant to the Registration Statements.  Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dulles, Commonwealth of Virginia, on this 4th day of February, 2015.

ORBITAL SCIENCES CORPORATION

By:	/s/ Thomas E. McCabe
Name: Thomas E. McCabe
Title: Senior Vice President, General Counsel and Secretary

Note:  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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